Exhibit G





                              October 13, 1994


S.G. WARBURG & CO. INC.
As Representative of the
 several Underwriters
787 Seventh Avenue
New York, NY  10014

Dear Sirs:

     The undersigned understands that S.G. Warburg & Co. Inc. as the representative (the "Representative") of the several underwriters (the "Underwriters"), proposes to enter into an Underwriting Agreement with Terra Industries Inc. (the "Company"), providing for the public offering by the Underwriters, including the Representative, of the Common Shares (the "Common Shares") of the Company (the "Public Offering").

     In consideration of the Underwriters' agreement to purchase and undertake the Public Offering of the Company's Common
Shares, and for other good and valuable consideration the receipt of which is hereby acknowledged, the undersigned agrees that, without the prior written consent of the Representative, the undersigned will not offer, sell, contract to sell, any of the Company's Common Shares or any securities convertible into or exercisable or exchangeable for such Common Shares for a period of 90 days after the date of the Prospectus to be used in connection with the Public Offering. Notwithstanding the foregoing, during such period, Minorco (U.S.A.) Inc. may transfer Common Shares to its affiliates.

     The undersigned understands that the Company, the Underwriters and the Representative will proceed with the Public
Offering in reliance upon this Lock-Up Agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement, and that, upon the reasonable request of the Representative the undersigned will execute any additional documents necessary in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the



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S.G. WARBURG & CO. INC.
As Representative of the
 several Underwriters
October 13, 1994
Page 2

heirs, personal representatives, successors, and assigns of the undersigned.

                              Very truly yours,

                              MINORCO (U.S.A.) INC.



                              s/Ben L. Keisler
                              Name:  Ben L. Keisler
                              Title: Vice President, General Counsel
                                      and Secretary


Total number of shares owned or
subject to warrants, options
or convertible securities:


37,160,725

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